Exhibit 8.1

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002-2781

Phone: 713.223.2300

Fax: 713.221.1212

September 2, 2005

Texas United Bancshares, Inc.

202 West Colorado

LaGrange, Texas 78945

Ladies and Gentlemen:

We have acted as special counsel to Texas United Bancshares, Inc., a Texas corporation and a financial holding company pursuant to Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) (“Texas United”), in connection with the merger (the “Merger”) of Gateway Holding Company, Inc., a Texas corporation and bank holding company registered under the BHC Act (“Gateway”) with and into Texas United pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 2, 2005 by and among Texas United and Gateway (the “Merger Agreement”). Texas United has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 with respect to the Merger (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is delivered pursuant to Section 12.3 of the Merger Agreement.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of Texas United and Gateway. If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

Texas United Bancshares, Inc.

September 2, 2005

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

For purposes of this opinion, it is assumed that shares of Gateway common stock are held by Gateway shareholders as “capital assets” within the meaning of Section 1221 of the Code. This opinion does not address (i) the tax consequences, if any, to those Gateway shareholders who acquired Gateway common stock pursuant to the exercise of options or warrants or as compensation, (ii) all aspects of federal income taxation that might be relevant to particular holders of Gateway common stock in light of their personal investment circumstances, or (iii) the tax consequences to such holders who are subject to special treatment under the federal income tax laws including, for example, foreign persons, dealers in securities, regulated investment companies, life insurance companies, financial institutions, tax-exempt organizations or pass-through entities. In addition, this opinion does not address the federal income tax consequences to those who hold Gateway common stock as part of a “straddle,” “hedge” or “conversion transaction” as defined in the Code.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Merger, when consummated in accordance with the terms of the Merger Agreement, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

Our opinion is limited to the foregoing federal income tax consequences of the Merger to Texas United, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Texas United in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the

Texas United Bancshares, Inc.

September 2, 2005

Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Guiliani LLP

Bracewell & Giuliani LLP